Exhibit 1a.6n

Distinct Cars, LLC

SECURED PROMISSORY NOTE

$ 10,000	January 4, 2018

Los Angeles, California

For value received Distinct Cars, LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of YayYo, Inc. a Delaware Corporation (the “Parent Company”), promises to pay to McKenzie Capital Group Inc or its assigns (“Holder”) the principal sum of $ 10,000 together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

1.          Repayment. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

(a)          Repayment Schedule. The principal amount of this promissory note (the "Note") and any accrued but unpaid interest shall be due and payable in twelve (12) equal quarterly installments beginning January 1st, 2018. All outstanding principal and interest amounts under the Note shall be due and payable thirty-six (36) months from the date of the Note (the “Maturity Date”).

(b)          Stock Grant. In addition to the total amount of principal and interest owing under the Note, upon execution of the Note and placement of funds the Holder shall receive a stock grant (the “Stock Grant”) of YayYo Inc. common stock (the “Parent Shares”) in an amount equal to 100% of the principal sum as calculated by a price of $4.00 per share with 30% coverage. The Stock Grant is offered pursuant to a Reg D Rule 506(b) private placement, the Private Placement Memorandum for which is attached hereto.

2.          Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 8% per annum. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3.          Maturity. The entire outstanding principal balance and all unpaid accrued interest, as well stock grants for the Parent Shares shall become fully due and payable on the Maturity Date.

4.          Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

5.          Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Holder.

6.          Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(c) or 6(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)          The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

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(b)          The Company shall default in its performance of any covenant under the Agreement or any Note;

(c)          The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d)          An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

7.          Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

8.          Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware without giving effect to conflicts of laws principles.

9.          Parity with Other Notes. The Company’s repayment obligation to the Holder under this Note shall be on parity with the Company’s obligation to repay all Notes issued pursuant to this loan series. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Holder hereunder.

10.         Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

11.         Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest and grants shall be issued to, and registered in the name of, the transferee. Interest and principal and grants shall be issued solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest, principal and grant.

12.         Grant of Security Interest. As a condition for the Holder to agree to lend the Company the funds contemplated herein, Company grants to Holder a security interest in the equity in the Company’s leased automobile fleet, which shall first be first position lien subject only to the automobile lessor itself (the "Collateral"). This lien position shall be held jointly by the Holders of the Notes in this series on a pro rata basis.

13.         This security interest is granted to secure the debt evidenced by this note agreement and all costs and expenses incurred by Holder in the collection of the debt.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

[signature page follows]

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Distinct Cars, LLC

Distinct Cars, LLC

By:

Name: Ramy El-Batrawi

Title: CEO

Holder: McKenzie Capital Group Inc

Principal Amount of Note: $10,000

Date of Note: January 4, 2018

[Signature page to SECURED PROMISSORY NOTE of Distinct Cars, LLC]

YAYYO, INC.

STOCK GRANT

1.          Grant. For value received YayYo, Inc. a Delaware Corporation (the “Corporation”), hereby grants to McKenzie Capital Group Inc (the “Grantee”) an aggregate of 750 shares of the Corporation’s Common Stock (the “Grant”).

2.          Effective Date. The Grant is effective as of January 4, 2018 (the “Grant Date”).

3.          Conveyance. The Corporation will cause issuance in book entry shares of stock equivalent to the Grant with the transfer agent of the Corporation, evidencing Grantee ownership. Federal and state securities laws may require the placement of certain restrictive legends upon the certificate(s) evidencing the Stock in connection with this Grant.

4.          Relation to Secured Promissory Note. The Grant is subject to all of the terms and conditions set forth in that certain Secured Promissory Note executed and funded by Grantee, and whose terms are incorporated herein by reference.

5.          Governing Law. This Grant shall be governed by the laws of the State of Delaware.

6.          Binding Effect. This Grant shall be binding upon the Corporation and Grantee and their respective heirs, executors, administrators and successors.

7.          Headings and Sections. The headings contained in this Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Grant. Any references to sections in this Certificate shall be to sections of this Certificate unless otherwise expressly stated as part of such reference.

YAYYO, INC.

By:

Name : Ramy El-Batrawi

Title: CEO